Exhibit 10.26

[________], 2020

VIA HAND DELIVERY

[Name]

Re: Severance

This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which McAfee Corp., a Delaware corporation (the “Company”), will provide you with severance benefits if your employment with the Company, Foundation Technology Worldwide, a Delaware limited liability company (“FTW”) and their respective subsidiaries (your “Employment”) is terminated in a Qualifying Termination (as such terms are defined below). This Agreement will be effective as of immediately prior to the consummation of the initial public offering of shares of the Company’s Class A common stock (the time this Agreement becomes effective, the “Effective Time”). Notwithstanding the foregoing, if the Effective Time does not occur on or before March 31, 2021, this Agreement shall be null and void and of no force or effect. Following the Effective Time, the severance payments and benefits described in this Agreement will be the only severance payments or benefits that you will be entitled to in connection with a termination of your Employment, and you will not be entitled to any severance payments or benefits under the terms of any other agreement with the Company or any of its Affiliates or any plan, policy or program of the Company or any of its Affiliates, except as specifically provided herein.

1. Severance and Change in Control Payments and Benefits.

(a) Non-Change in Control Severance. If your Employment is terminated in a Non-Change in Control Qualifying Termination, then, subject to terms and conditions of this Agreement, the Company will provide you with the following severance payments and benefits:

i. the Accrued Benefits;

ii. an amount equal to one (1) times your annual base salary and target annual bonus, in each case, as in effect on the Separation Date (or, if higher, the base salary and target annual bonus in effect immediately prior to any reduction in such amounts which resulted in “Good Reason”) (the “Severance Payment”); and

iii. provided that you timely and properly elect to purchase continued healthcare coverage under COBRA, direct payment to its COBRA provider on your behalf of a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date, for the period ending on the earlier of (i) the date that is twelve (12) months following the Separation Date, and (ii) the date on which you become eligible to be covered under another employer’s health plan (of which you will provide prompt notice to the Company) (the “COBRA Payment”).

The Accrued Benefits will be payable in a lump sum on or as soon as practicable following the Separation Date (or, with respect to the amounts payable under clause (ii) of the definition of Accrued Benefits, in accordance with the terms of the applicable bonus), but, in all cases, within the time period required by applicable law. The Severance Payment and COBRA Payment (to the

extent payable as described above) will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Release (as defined below) becomes fully effective and irrevocable (and the first installment will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 6 below. Notwithstanding the foregoing, to the extent any severance payments or benefits that you were entitled to receive under the Prior Agreement were subject to Section 409A, the Severance Payment and COBRA Payment shall be paid on the schedule set forth in the Prior Agreement to the extent required to prevent any accelerated or additional tax under Section 409A. To the extent payable, the COBRA Payment will be paid directly by the Company or one of its Affiliates on your behalf or reimbursed to you in accordance with applicable policies of the Company and its Affiliates regarding substantiation of reimbursable expenses; provided that with respect to any group health plan to which Section 105(h) of the Code or any similar provision applies, the value of such payments may be provided in a manner that is intended to avoid adverse tax consequences to you, the Company or its Affiliates.

(b) Change in Control Equity Treatment. Notwithstanding anything to the contrary in the documents governing your Time-Based Equity, in the event your then unvested Time-Based Equity awards are not continued, assumed or substituted for in connection with a Change in Control with awards or rights having the same intrinsic value (determined as of the Change in Control), such Time-Based Equity awards shall vest in full effective as of the Change in Control. For the avoidance of doubt, all equity awards other than the Time-Based Equity shall be treated in accordance with the terms of the applicable equity plan and other documents governing such awards.

(c) Change in Control Severance. If your Employment is terminated in a Change in Control Qualifying Termination, then, in lieu of the payments described in Section 1(a) above and subject to terms and conditions of this Agreement, the Company will provide you with the following benefits:

i. the Accrued Benefits;

ii. an amount equal to one and one-half (1.5) times your annual base salary and target annual bonus, in each case, at the highest level in effect during the 12-month period leading up to the Separation Date (the “Change in Control Severance Payment”);

iii. a pro rata portion (prorated based on the percentage of the fiscal year that shall have elapsed through the Separation Date) of your annual bonus earned based on actual performance for the year in which your Employment terminates (the “Pro Rata Bonus”);

iv. provided that you timely and properly elect to purchase continued healthcare coverage under COBRA, direct payment to its COBRA provider on your behalf of a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date, for the period ending on the earliest of (i) the date that is eighteen (18) months following the Separation Date, and (ii) the date on which you become covered under another employer’s health plan (the “CIC COBRA Payment”); and

v. all unvested Time-Based Equity held by you as of the Separation Date shall vest in full as of the Separation Date and all Performance-Based Equity held by you as of the Separation Date shall vest as of the Separation Date based on target performance or, if higher and if determinable, based on the actual performance of the Company through the Separation Date, as determined in accordance with the applicable documents governing such Performance-Based Equity (the “Change in Control Equity Acceleration”).

The Accrued Benefits will be payable in a lump sum as soon as practicable following the Separation Date (or, with respect to the amounts payable under clause (ii) of the definition of Accrued Benefits, in accordance with the terms of the applicable bonus), but in any case within the time period required by applicable law. The Change in Control Severance Payment will be paid in a lump sum on the Company’s first regular payroll date following the date that the Release becomes fully effective and irrevocable, except as described in Section 6 below, but in no event will be paid later than two and a half months following the fiscal year in which the Separation Date occurs. Notwithstanding the foregoing, to the extent any severance payments or benefits that you were entitled to receive under the Prior Agreement were subject to Section 409A, the Change in Control Severance Payment shall be paid on the schedule set forth in the Prior Agreement to the extent required to prevent any accelerated or additional tax under Section 409A. To the extent payable, the CIC COBRA Payment will be paid directly by the Company or one of its Affiliates on your behalf or reimbursed to you in accordance with applicable policies of the Company and its Affiliates regarding substantiation of reimbursable expenses; provided that with respect to any group health plan to which Section 105(h) of the Code or any similar provision applies, the value of such payments may be provided in a manner that is intended to avoid adverse tax consequences to you, the Company or its Affiliates.

The Pro Rata Bonus shall be paid in the fiscal year of the Company that follows the fiscal year in which in the Qualifying Termination occurs, at the time at the time annual bonuses are payable to senior executives of the Company and its Affiliates generally, but in no event later than two and a half months following the fiscal year in which the Qualifying Termination occurs.

The Change in Control Equity Acceleration shall occur effective on the Separation Date, but any shares or other equity delivered in settlement of such awards shall not be delivered until a date following the date the Release becomes fully effective and irrevocable (but in no event later than two and a half months following the fiscal year in which the Separation Date occurs or such other time as the Company in good faith determines would not result in additional taxes becoming due under Section 409A) and will be forfeited for no consideration in the event the Release does not become so fully effective and irrevocable by the deadline specified in Section 2 of this Agreement.

(d) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

i. “Accrued Benefits” means the (i) the earned but unpaid portion of your base salary through the Separation Date, (ii) any annual cash bonus that relates to a completed fiscal year or performance period, as applicable, and has been earned based on performance for such completed fiscal year or performance period (but is not yet paid) on or before the Separation Date, which shall be paid in accordance with the terms of such bonus, (iii) a lump-sum payment in respect of any accrued but unused vacation days payable to you under the Company’s vacation policies, (iv) any unpaid expense or other reimbursements due to you under the Company’s expense reimbursement policies, and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company or any of its Affiliates (excluding, for the avoidance of doubt, any amounts or benefits payable under any severance or similar plan, program, policy or practice maintained by the Company or any of its Affiliates).

ii. “Affiliate” means any entity that, directly or indirectly, is controlled by, controls or is under common control with the Company and/or any entity in which the Company has a significant equity interest, in either case, as determined by the Board of Directors of the Company, including, for the avoidance of doubt, Foundation Technology Worldwide, LLC, McAfee, LLC and their respective subsidiaries.

iii. “Cause” means any of the following, as determined by the Administrator, (i) gross negligence or willful misconduct in connection with the performance of duties with respect to (A) your Employment or (B) your duties under any employment or similar agreement (including an offer letter) with the Company or any of its Affiliates; (ii) your commission of (or pleading guilty or pleading no contest or nolo contendere to) a felony or other crime involving moral turpitude (where moral turpitude means so extreme a departure from ordinary standards of honesty, good morals, justice or ethics as to be shocking to the moral sense of the community); (iii) the performance by you of any act or acts of fraud or material dishonesty in connection with or relating to the business of the Company or any of its Affiliates or the misappropriation (or attempted misappropriation) of any of the funds or property of the Company or any of its Affiliates; (iv) breach of any Restrictive Covenant relating to non-competition, non-solicitation or no hiring or material breach of any other Restrictive Covenant applicable to you in favor of the Company or any of its Affiliates; or (v) a material violation of the material written policies or procedures of the Company or of any of its Affiliates (with it being understood that any violation of a policy regarding sexual harassment, sexual misconduct, or any form of discrimination shall be considered a material violation of a written policy). Notwithstanding the foregoing, if you are party to an individual employment, severance-benefit, change-in-control or similar agreement (including an offer letter) with the Company or any of its Affiliates that contains a definition of “Cause” (or a correlative term), such definition will apply in lieu of the definition set forth above during the term of such agreement.

iv. “Change in Control” shall mean any of the following events or series of related events after the date hereof: (i) any person, or group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding voting securities (other than a group formed pursuant to the Stockholders Agreement, dated as of [____] (as amended from time to time, the “Stockholders Agreement”)); (ii) there is consummated a merger, consolidation or similar business transaction involving the Company with any other person or persons, and, either

(x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) immediately after the consummation of such transaction, the voting securities of the Company immediately prior to such transaction do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof; or (iii) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets (including a sale of assets of FTW), other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50 percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (x) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or equity of, an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions or (y) by virtue of the consummation of any transaction or series of transactions, immediately following which, the Company and one or more other entities (the “Other Constituent Companies”) shall have become separate wholly-owned Subsidiaries of a holding company, and the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock immediately prior to such transaction or series of transactions, together with the ultimate beneficial owners of the outstanding equity interests in the Other Constituent Companies immediately prior to such transaction or series of transactions, shall have become the equityholders of the new holding company in exchange for their respective equity interests in the Company and the Other Constituent Companies, and such transaction or transactions would not otherwise constitute a “Change in Control” assuming references to the Company are references to such holding company. In addition, with respect to any payment considered to be nonqualified deferred compensation under Section 409A of the Code, to the extent applicable, that is payable upon a Change in Control or other similar event, to the extent required to avoid the imposition of any additional tax, interest or penalty under Section 409A of the Code, no amount will be payable unless such Change in Control or other event constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

v. “Change in Control Qualifying Termination” means a Qualifying Termination that occurs during the period beginning three (3) months prior to, and ending eighteen (18) months following, the consummation of a Change in Control.

vi. “Code” means the Internal Revenue Code of 1986, as amended.

vii. “Good Reason” means, (A) if you are a party to an employment, severance-benefit, change-in-control or similar agreement (including an offer letter) with the Company, FTW or any of their respective subsidiaries that contains a definition of “Good Reason,” the definition set forth in such agreement for so long as such agreement is in effect; or (B) otherwise, it shall mean, in each case, without your consent: (i) a material breach by the Company or its Affiliates of this Agreement or any other material agreement between you and the Company or its Affiliates, including any employment agreement or offer letter of employment; (ii) a material diminution of your duties, responsibilities or status other than a change in reporting line or position as a result of, and consistent with, changes in the organizational structure due to a Change in Control in which the Company or any of its Affiliates becomes a subsidiary of an acquiring entity or its affiliates or as a result of the sale, license or other divestiture of a business line or division or business segment; (iii) a material reduction by the Company or its Affiliates in your base salary or target bonus opportunity; or (iv) the relocation of your principal place of business by more than fifty (50) miles. In all cases, an event or condition shall not constitute “Good Reason” unless (x) within thirty (30) days of the occurrence of the event or condition you believe constitutes Good Reason, you provide the Company with a written notice (a “Good Reason Notice”) that specifically explains the basis for your belief that facts constituting Good Reason exist, (y) in the case of any of the above events which is capable of being cured within thirty (30) days of the Company’s receipt of the Good Reason Notice, the Company fails to cure (or cause to be cured) the applicable event or condition within thirty (30) days after the Company’s receipt of the Good Reason Notice, and (z) you actually terminate your Employment (and, if applicable, other service relationship) within sixty (60) days following the end of such cure period.

viii. “Non-Change in Control Qualifying Termination” means a Qualifying Termination that is not a Change in Control Qualifying Termination.

ix. “Performance-Based Equity” means equity or equity-based awards (or portions) granted to you by the Company after the Effective Time that are eligible to vest, as of the Separation Date, in whole or in part (excluding any portion that qualifies as Time-Based Equity) based on the performance of the Company and its Affiliates; provided that in no event shall any equity or equity-based award granted to you under the McAfee 2017 Management Incentive Plan and no award issued in exchange or substitution therefor (e.g., performance-based restricted stock units settled in shares of the Company’s Class A common stock substituted for performance-based restricted equity units of Foundation Technology Worldwide LLC) will be treated as “Performance-Based Equity”.

x. “Prior Agreement” means [____].

xi. “Qualifying Termination” means a termination of your Employment by (i) the Company or any of its Affiliates without Cause, or (ii) your resignation from the Company and its Affiliates for Good Reason. A “Qualifying Termination” does not include a termination of your Employment due to your death or disability.

xii. “Restrictive Covenants” means all non-competition, non-solicitation, no-hire, non-disparagement, invention assignment, cooperation and other restrictive covenants or similar obligations, in each case, to or in favor of the Company or any of its Affiliates by which you are currently bound, which shall remain in full force and effect in accordance with their terms.

xiii. “Section 409A” means, collectively, Section 409A of the Code and the regulations thereunder.

xiv. “Separation Date” means the date your Employment terminates.

xv. “Time-Based Equity” means equity or equity-based awards (or portions) issued to you by the Company or Foundation Technology Worldwide, LLC that are eligible to vest solely based on your continued Employment.

2. Conditions to Payment; Restrictive Covenants. Any obligation of the Company to pay or provide you with any severance payments or benefits under this Agreement is conditioned upon (i) your continued (A) compliance with any Restrictive Covenants regarding non-competition, non-solicitation and no-hire and (B) material compliance with any other Restrictive Covenants, and (ii) your execution and delivery to the Company of a general release and waiver of claims in favor of the Company and its Affiliates in substantially the form attached hereto as Exhibit B (the “Release”) and the Release becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the Separation Date. BY SIGNING THIS AGREEMENT YOU EXPRESSLY AFFIRM THAT YOU ARE AND SHALL REMAIN BOUND BY ALL RESTRICTIVE COVENANTS THAT APPLY TO YOU IN ACCORDANCE WITH THEIR TERMS TO THE SAME EXTENT AS IF SET FORTH IN FULL HEREIN.

3. No Other Severance Benefits. The payments provided by this Agreement are in lieu of and shall supersede any severance or similar payments or benefits that you may otherwise be entitled to upon termination of your Employment, including, without limitation, under the Prior Agreement or any severance policy of the Company or any of its Affiliates; provided that if payments or benefits become payable hereunder and if the severance payments and benefits provided under the Prior Agreement remained payable, to the extent such payments and benefits would be greater than the payments and benefits payable hereunder (the “Excess Payments”), the Excess Payments shall, subject to terms and conditions of this Agreement, be payable hereunder but in accordance with the payment schedule that would have applied to them under the Prior Agreement as determined in good faith by the Company (taking into account the payments and benefits provided hereunder and with due regard for Section 409A).

4. Withholding. The Company and its Affiliates may withhold from all amounts payable under this Agreement any taxes or other amounts required by law to be withheld with respect to such payments, as determined by the Company or any of its Affiliates in its sole discretion.

5. Scope of Agreement. Nothing in this Agreement will be deemed to entitle you to continued Employment or other service, limit the rights of the Company or its Affiliates to terminate your Employment at any time for any reason or alter the at-will nature of your Employment.

6. Section 409A. All amounts payable under this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A. To the extent required to comply with or be exempt from Section 409A, you will not be considered to have terminated employment with the Company or its Affiliates for purposes of this Agreement, and no payment will be due to you under this Agreement, until you have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A (after giving effect to the presumptions set forth therein). If you are determined to be a “specified employee” at the time of your separation from service and the payments to you hereunder are deemed to be “nonqualified deferred compensation” within the meaning of Section 409A then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under this Agreement will be delayed until the earlier of (i) the date that is six months and one day following your separation from service or (ii) your death. Each amount paid to you pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement shall be treated as the right to a series of separate payments. To the extent required by Section 409A, if the period available to execute (and not revoke) the Release spans two calendar years, any payments or benefits provided to you under this Agreement will be paid in the second calendar year. To the extent required to comply with Section 409A, a Change in Control will not be deemed to occur for purposes of this Agreement unless it is a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations, and if it is not a “change in control event,” payment of the severance described in Section 1(b) of this Agreement shall instead be paid as provided under Section 1(a) of this Agreement (unless the severance, or portion thereof, could be paid earlier without resulting in adverse tax consequences under Section 409A). Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any other person will be liable to you by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments under this Agreement, including by reason of the failure of this Agreement to satisfy the applicable requirements of Section 409A in form or in operation. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

7. Section 280G. If all, or any portion, of the payments or benefits provided under this Agreement or otherwise, either alone or together with any other payment or benefit that you receive or are entitled to receive from the Company or any of its subsidiaries or affiliates, could reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, notwithstanding anything in this Agreement or any other agreement or plan to the contrary, you will be entitled to receive: (A) the amount of such payments or benefits, reduced such that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amounts otherwise payable hereunder and under any other agreements and plans of the Company and its subsidiaries and affiliates (without regard to clause (A)), reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amounts otherwise payable hereunder and thereunder. All determinations under this Section 7 will be made by an accounting, consulting, or valuation firm selected, and paid for, by the Company and any reductions in payments or benefits hereunder shall be made by reducing first any payments or benefits that are exempt from Section 409A and then reducing any payments or benefits that are subject to Section 409A in the reverse order in which such payments or benefits would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).

8. Assignment. Neither the Company nor you may assign any rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other, except that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates, and the Company will assign its rights and obligations under this Agreement in the event of a reorganization, consolidation, or merger involving the Company or any of its Affiliates in which the Company is not the surviving entity, or a transfer of all or substantially all of the Company’s assets or line of business to which your Employment principally relates. This Agreement shall inure to the benefit of and be binding upon you and the Company and your and its respective successors, executors, administrators, heirs and permitted assigns.

9. Company Policies. By your execution of this Agreement, you acknowledge that all compensation and benefits paid or provided to you under this Agreement or otherwise shall be subject to the McAfee Clawback Policy and the McAfee Executive Officer and Director Equity Ownership Requirements, and you agree that you will comply with the terms of such policies as in effect from time to time.

10. Choice of Law; Forum; Validity. This Agreement, including Exhibit A will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that could result in the application of the laws of another jurisdiction. Except as otherwise provided by any applicable arbitration agreement with the Company or its Affiliates by which you are bound, you and all persons claiming through you agree to submit to the exclusive jurisdiction of the courts of and in the State of Delaware in connection with any dispute arising out of this Agreement. Notwithstanding anything to the contrary in this Agreement or any other document, no exception to the application of Delaware law or choice of forum shall apply with respect to you or any person claiming through you even if you are an employee who primarily resides and/or works in California. By signing this Agreement, you acknowledge and agree that you have been individually represented by legal counsel in negotiating the terms of this Agreement. For the avoidance of doubt, the Restrictive Covenants will be subject to the law of the jurisdiction specified by the terms set forth in the applicable Restrictive Covenant agreement.

11. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	McAfee Corp.
6220 America Center Drive
San Jose, California 95002
Attn: General Counsel

If to you:	To your address on file with the Company

12. Miscellaneous.

(a) Entire Agreement. Subject to Section 3, this Agreement (including Exhibit A) is the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements, and understandings, whether written or oral, with respect to the subject matter described herein; provided that the foregoing shall not supersede (i) any effective confidentiality, assignment of intellectual property or other restrictive covenant agreement, policy or other similar arrangement in favor of the Company or any of its Affiliates by which you are bound, including under the Prior Agreement or (ii) any arbitration or similar agreement with the Company or any of its Affiliates by which you are bound.

(b) Modification/Amendment. No modification or amendment of this Agreement will be valid unless such modification or amendment is agreed to in writing and signed by you and by a duly authorized officer of the Company.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute the same instrument.

[The remainder of the page is intentionally left blank.]

You acknowledge that you have been and are hereby advised of your right to consult an attorney before signing this agreement.

Sincerely,

MCAFEE CORP.

By:
Name: [Name]
Title: [Title]

ACCEPTED AND AGREED:

Name: [Name]

SCHEDULE I

INVENTION ASSIGNMENT NOTICE

You are hereby notified that the Restrictive Covenant Agreement among you, McAfee. Corp., a Delaware corporation, and McAfee, LLC, a Delaware limited liability company, dated as of [________], 2020, does not apply to any invention which qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code. Following is the text of California Labor Code § 2870:

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

MCAFEE CORP.

By:
Name:
Title:

MCAFEE, LLC

By:
Name:
Title:

I acknowledge receiving a copy of this Invention Assignment Notice:

    [Executive Name]

Date:____________________

EXHIBIT B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance pay and benefits to be provided to me under the letter agreement between me, McAfee Corp., a Delaware corporation (the “Company”), (the “Severance Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its current and past parents, subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, connected with or arising out of my employment or its termination or the Severance Agreement or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the fair employment practices statute of the state or states in which I was previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other affiliates, each as amended from time to time) (collectively, the “Released Claims”). This Release of Claims shall not apply to (a) any claim that arises after I sign this Release of Claims, (b) any rights to indemnification that I may have, (c) any claim that may not be waived pursuant to applicable law, (d) my rights to severance pay and benefits under the Severance Agreement as set forth on Schedule I1, (e) any rights I may have in respect of any vested equity that remains outstanding in accordance with its terms after my termination of employment or (f) my rights to any vested benefits to which I am entitled under the terms of any of the Company’s employee benefit plans.

If I am a California-based employee, in signing this Release, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

[1]	Schedule to reflect severance owed at termination.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all Released Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release contemplates the extinguishment of such Release Claim or Released Claims.

Notwithstanding the foregoing, nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to [twenty-one (21)/forty-five (45)]2 days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name:

Date Signed:

[2]	To be determined by the Company at the time of separation.

15